                                                                    EXHIBIT 10.6

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                   LICENSE, MANUFACTURING AND SUPPLY AGREEMENT

This Agreement ("AGREEMENT") is made and entered into on February 5, 2002 (the "EFFECTIVE DATE") by and between:

      1. Shearwater Corporation, having its principal place of business at 490 Discovery Drive, Huntsville, Alabama, 35806, U.S.A. ("SHEARWATER"); and

      2. Eyetech Pharmaceuticals, Inc., 666 Fifth Avenue, 35th Floor, New York, New York, 10103, U.S.A. ("EYETECH").

                                     WHEREAS

      A. EYETECH is in the business of developing pharmaceutical products, including in particular a vascular endothelial growth factor antagonist designated as EYE001, as defined below.

      B. SHEARWATER has PEGylation technology, including in particular the LICENSED TECHNOLOGY, for the formulation of pharmaceutical products for the treatment of human and animal disease which typically, among other benefits, have increased circulating lifetimes and enhanced therapeutic utility.

      C. SHEARWATER has certain rights and rights to sublicense under ENZON PATENTS to make, have made, use, sell, have sold and import products pursuant to a Cross-License Agreement ("CROSS-LICENSE AGREEMENT") entered into with Enzon, Inc. ("ENZON") on January 7, 2002.

      D. EYETECH wishes to use the LICENSED TECHNOLOGY and may wish to practice technology covered by SHEARWATER'S rights under the CROSS-LICENSE AGREEMENT in order to apply the REAGENT to EYE001 to produce the formulation of the PRODUCT.

      E. EYETECH desires to obtain an exclusive license to the LICENSED TECHNOLOGY from SHEARWATER to develop, market and sell the PRODUCT throughout the

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            TERRITORY, and SHEARWATER desires to grant such license to EYETECH under the terms and conditions specified herein.

      F. Furthermore, SHEARWATER is also engaged in the business of manufacturing bulk quantities of pharmaceutical raw materials, and possesses the requisite plant, equipment and personnel to produce the REAGENT in accordance with the SPECIFICATIONS and all applicable governmental regulations, including, without limitation, U.S. Food and Drug Administration regulations, and consistent with EYETECH'S requirements.

      G. EYETECH desires SHEARWATER to manufacture and supply bulk quantities of the REAGENT to EYETECH for the sole purpose of permitting EYETECH to make, use and sell the PRODUCT, and SHEARWATER agrees to undertake the manufacture and supply of the REAGENT specified under this AGREEMENT in accordance with all of the terms and conditions specified below.

                                    AGREEMENT

1.    Definitions

      1.1. "ACTIVE MOLECULE" shall mean any molecule that has not been conjugated to polyethylene glycol, and that has potential or actual preventive or therapeutic activity.

      1.2. "AFFILIATE" shall mean, with respect to any PERSON, any other PERSON which controls, is controlled by, or is under common control with, such PERSON. A PERSON shall be regarded as in control of another PERSON if it owns, or controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other PERSON, or if it possesses the power to direct or cause the direction of the management and policies of the other PERSON by any means whatsoever.

      1.3. "BEST EFFORTS" shall mean that EYETECH shall act in a manner reasonably calculated to obtain MARKETING AUTHORIZATION and commercialize and market the PRODUCT, but shall not be required to:
            (a) act in a manner inconsistent with EYETECH'S overall business strategy; (b) take action which

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            results in a materially adverse change to this AGREEMENT; (c) act in a manner contrary to its normal commercial practices; or (d) commence any litigation.

      1.4. "BIOLOGICS LICENSE APPLICATION" shall mean a Biologics License Application, as defined in the U.S. Federal Food, Drug, and Cosmetics Act, as amended, and the regulations promulgated thereunder, and any corresponding supranational, foreign or domestic MARKETING AUTHORIZATION application, registration or certification, necessary or useful to market the PRODUCT in the TERRITORY.

      1.5. "CONTROLLED" shall mean the ability to grant a license or sublicense as contemplated herein without violating the terms of any agreement or other arrangement with any THIRD PARTY.

      1.6.  "DOLLARS" shall mean U.S. dollars.

      1.7. "EMEA" shall mean the European Medicines Evaluation Agency, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the European Union.

      1.8. "ENZON PATENTS" shall mean (a) all patent applications owned or CONTROLLED by Enzon, Inc. ("ENZON") or its AFFILIATES that [**]) all patents owned or CONTROLLED by ENZON or the ENZON AFFILIATES that [**]). For clarity, excluded from ENZON PATENTS are patents and patent applications [**]. Further excluded from ENZON PATENTS are [**]. The ENZON PATENTS include those listed on Schedule IV.

      1.9. "EYE001" shall mean EYETECH'S lead compound as of the EFFECTIVE DATE, known to EYETECH as "EYE001," an anti-VEGF aptamer.

      1.10. "FDA" shall mean the U.S. Food and Drug Administration, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

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      1.11. "FIRST COMMERCIAL SALE" shall mean, with respect to any PRODUCT, the first sale for use or consumption by the general public of such PRODUCT. A transfer of the PRODUCT by EYETECH, its AFFILIATES or its SUBLICENSEES (a) solely for research and development purposes and for the purpose of directly enabling EYETECH, its AFFILIATES and its permitted SUBLICENSEES to research and develop PRODUCTS under this AGREEMENT and (b) prior to EYETECH'S receipt of MARKETING AUTHORIZATION from the FDA (or from the governing health authority of any other country) for use of such PRODUCT in humans, shall not be considered a FIRST COMMERCIAL SALE, except in the case of (b) to the extent such PRODUCT is purchased for sale to a THIRD PARTY end user after such Marketing Authorization is obtained.



      1.12. "GOOD MANUFACTURING PRACTICES" or "GMP" shall mean the current good manufacturing practices required by the FDA and set forth in the Food, Drug and Cosmetics Act or FDA regulations, policies or guidelines in effect at a particular time for the manufacturing and testing of pharmaceutical materials.


      1.13. "ICH" shall mean the International Conference on Harmonization.

      1.14. "LAW" means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this AGREEMENT or applicable to either of the parties with respect to any matters set forth herein.

      1.15. "LICENSED TECHNOLOGY" shall mean, collectively, the SHEARWATER PATENT RIGHTS and the SHEARWATER KNOW-HOW.

      1.16. "MARKETING AUTHORIZATION" shall mean such governmental approval for the marketing of the PRODUCT in a country or countries in the TERRITORY as is necessary to enable EYETECH, its AFFILIATES, or its SUBLICENSEES to sell and distribute lawfully the PRODUCT to such countries in the TERRITORY.

      1.17. "NET INVOICED SALES" means the actual amount invoiced for PRODUCT sold less (a) [**]; (b) [**]; (c) [**]; (d) [**], (to the extent separately stated on the invoice and billed to the purchaser); (e) [**] the PRODUCT to the extent identified specifically on the invoice, (f) [**] , provided that where the PRODUCT is:

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            1.17.1. sold by EYETECH [**]; or

            1.17.2. sold to any AFFILIATE of EYETECH;

            the NET INVOICED SALES amount of each such PRODUCT shall be [**]. For sales made by SUBLICENSEES of EYETECH, the NET INVOICED SALES amount shall be [**] the PRODUCT, which shall also be subject to Sections 1.17.1 and 1.17.2.

      1.18. "NET SALES" shall mean the aggregate of the NET INVOICED SALES of all PRODUCT sold by EYETECH, its AFFILIATES and SUBLICENSEES.

      1.19. "PEG" shall mean poly (ethylene glycol).

      1.20. "PEGYLATION", with a correlative meaning for "PEGYLATED", shall mean [**] bonding of polyethylene glycol [**] with or to other materials, including but not limited to proteins, peptides, biomolecules, small molecules, therapeutic agents, diagnostic agents, imaging agents, implanted devices, and equipment. "PEGYLATION" shall include the synthesis, derivatization, characterization, and modification of polyethylene glycol for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of the REAGENT or PRODUCT by means of [**] bonding, and all methods of making and using each and all of the foregoing. For clarity, PEGYLATION shall [**].

      1.21. "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

      1.22. "PRODUCT" shall mean a product produced by linking EYE001 to the REAGENT.

      1.23. "REAGENT" shall mean [**].

      1.24. "ROYALTY TERM" shall mean, with respect to each PRODUCT in each country in the TERRITORY, the period of time equal to the longer of
            (a) [**] years from

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            the date of the FIRST COMMERCIAL SALE of such PRODUCT in such country, or (b) if the manufacture, use or sale of such PRODUCT in such country is covered in whole or in part by a VALID PATENT CLAIM, the term for which such VALID PATENT CLAIM remains in effect.

      1.25. "SHEARWATER CORE TECHNOLOGY" shall mean technology relating to the [**], including, without limitation, the SHEARWATER KNOW-HOW and the SHEARWATER PATENT RIGHTS.

      1.26. "SHEARWATER KNOW-HOW" shall mean (a) all technical, scientific and other know-how, information, trade secrets, knowledge, technology, ideas, concepts, formulae, procedures, methods, processes, protocols, techniques, materials and results of experimentation and testing, including samples, data, results and other materials, (whether or not patented or patentable) in written, electronic or any other form, in which SHEARWATER has an ownership or licensable interest; and (b) which are necessary or useful for EYETECH to make, use, develop, sell or seek MARKETING AUTHORIZATION to market a PRODUCT, or otherwise necessary or useful to practice the licenses granted under this AGREEMENT.


      1.27. "SHEARWATER PATENT RIGHTS" shall mean all of the legal rights conferred upon SHEARWATER under the patents and patent applications listed in Schedule III in the TERRITORY and all provisionals, converted provisionals, non-provisional U.S. applications, continuations, divisionals, continuations-in-part, or substitutes thereof and all patents issuing therefrom or reexamination, reissues or extensions of said patents and all foreign counterparts of said applications and patents, and which are necessary or useful to produce and sell the PRODUCT. Schedule III sets forth the status of the patents included in the SHEARWATER PATENT RIGHTS as of the time this AGREEMENT is executed. Schedule III may be updated from time to time to list any other patents or patent applications which become included in the SHEARWATER PATENT RIGHTS.


      1.28. "SHEARWATER'S MANUFACTURING COST" shall mean the sum of the following costs incurred by SHEARWATER, [**] to the REAGENT sold to EYETECH by SHEARWATER, and to other services performed by SHEARWATER for EYETECH: [**] relating to the [**], including, without limitation, [**] related to the [**] pursuant to Section 4, and the [**].

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      1.29. "SPECIFICATIONS" shall mean the specifications of the REAGENT set forth in Schedule I hereto. The SPECIFICATIONS and test methods listed in Schedule I may be modified at any time but only by the mutual agreement of both parties as set forth in Section 5.3. Any such modification to the SPECIFICATIONS shall be rendered into writing and appended at Schedule I.

      1.30. "SUBLICENSEE" shall mean any PERSON, including AFFILIATES, to which EYETECH grants a sublicense to develop, make, have made, use, import, export, offer for sale and sell the PRODUCT. SUBLICENSEE shall not include distributors or other parties to which EYETECH sells the PRODUCT in the ordinary course of business, or manufacturers or contract synthesis facilities which produce the active molecule in EYE001 for EYETECH.

      1.31. "TERRITORY" shall mean the world.

      1.32. "THIRD PARTY" shall mean any party other than SHEARWATER, EYETECH and their respective AFFILIATES.

      1.33. "VALID PATENT CLAIM" shall mean either (a) a claim of an issued and unexpired patent included within the SHEARWATER PATENT RIGHTS or ENZON PATENTS which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) a claim of a pending patent application included within the SHEARWATER PATENT RIGHTS or ENZON PATENTS, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

      1.34. The following schedules are attached hereto and incorporated in and are deemed to be an integral part of this AGREEMENT:

            Schedule I          THE SPECIFICATIONS

            Schedule II         REMUNERATION AND INITIAL FORECAST

            Schedule III        SHEARWATER PATENT RIGHTS

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            Schedule IV         ENZON PATENTS

2.    Representations and Warranties

      2.1. By Both Parties. Each party represents and warrants to the other that: (a) it has the full right and power to enter into and perform this AGREEMENT; (b) this AGREEMENT constitutes its legal, valid and binding obligation; (c) to the best of its knowledge, there are no agreements or arrangements between such party and any THIRD PARTY which could prevent it from, or conflict with such party's carrying out all of its obligations hereunder, including (without limitation), in the case of SHEARWATER, its grant to EYETECH of the licenses described in Section 3.1 below; (d) to the best of its knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights necessary for the purposes contemplated under this AGREEMENT and to grant the licenses contained in this AGREEMENT; (e) to the best of its knowledge, it is not aware of any material communications alleging that it has violated or, by conducting its obligations as currently proposed under this AGREEMENT, it would violate any of the intellectual property rights of any THIRD PARTY; and (f) all of its employees, officers and consultants have executed agreements requiring assignment to the party of all inventions made during the course of and as a result of their association with such party and obligating the individual to maintain as confidential the CONFIDENTIAL INFORMATION of such party, as set forth in Section 9 herein.

      2.2. By SHEARWATER. In addition to the representations and warranties set forth in Section 5.2, SHEARWATER represents and warrants to EYETECH that:

            2.2.1. As of the EFFECTIVE DATE, SHEARWATER is not aware of:

                  (A) any existing claims or litigation brought by a THIRD PARTY under any THIRD PARTY patent, trade secret or other THIRD PARTY proprietary right in respect of SHEARWATER'S exploitation of the LICENSED TECHNOLOGY;

                  (B) any basis upon which practice of the inventions described in the SHEARWATER PATENT RIGHTS or KNOW-HOW would infringe on the rights of THIRD PARTIES; or

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                  2.2.2. any licenses or restrictions other than those included herein on its or its licensees' ability to practice the LICENSED TECHNOLOGY.

                  2.2.3. SHEARWATER has made or will make available to EYETECH all material technical information in its possession of which it is aware that is pertinent to the development, manufacture, commercialization or use of the PRODUCT, and useful or necessary to enable EYETECH to exercise its rights under this AGREEMENT.

                  2.2.4. SHEARWATER shall comply with all applicable present and future LAWS applicable to the transportation, storage, use handling and disposal of hazardous materials. SHEARWATER has and will maintain during the term of this AGREEMENT all government permits, including without limitation health, safety and environmental permits necessary for the conduct of the activities that SHEARWATER undertakes pursuant to this AGREEMENT.

            2.3. By EYETECH. EYETECH warrants to SHEARWATER that it will use its BEST EFFORTS to seek MARKETING AUTHORIZATION, and develop, commercialize and market the PRODUCT by [**]. If EYETECH believes that it cannot, within the exercise of reasonable business judgment, commercialize the PRODUCT in one or more countries in the TERRITORY by [**], then EYETECH may request from SHEARWATER an extension of time, and the parties shall negotiate in good faith to determine a time extension that is mutually acceptable. In the event that EYETECH does not use BEST EFFORTS in this regard, the licenses granted to EYETECH in Section 3.1 [**]. In the event that the licenses granted to EYETECH in Section 3.1 [**] of the TERRITORY as provided for herein above, EYETECH'S obligations to pay milestones and royalties to SHEARWATER, as provided for in this AGREEMENT, shall continue. Notwithstanding the foregoing, in the event EYETECH does not use at least reasonable efforts to develop, seek MARKETING AUTHORIZATION, commercialize and market the PRODUCT in [**] in the TERRITORY by [**] or such later date as mutually agreed to by the parties, it shall be deemed a material breach of this AGREEMENT by EYETECH and SHEARWATER may terminate this AGREEMENT under Section 11.4.

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            2.4.  Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED
                  ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER, EXCEPT WHERE SUCH DAMAGES WERE CAUSED BY NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY. Notwithstanding the foregoing, each party shall be liable to the other for special, indirect, incidental, consequential, punitive or exemplary damages arising out a breach of the non-disclosure and non-use obligations under Section 9. Nothing in this Section 2.4 is intended to limit either party's obligations under Section 10.

            2.5. EXCEPT AS SET FORTH IN THIS AGREEMENT, SHEARWATER AND EYETECH DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.    Grant of Licenses

      3.1.  Grant.

            (A) Subject to the terms and conditions of this AGREEMENT, SHEARWATER hereby grants to EYETECH, for the term of this AGREEMENT, an exclusive license (with the right to grant sublicenses as set forth in Section 3.2 below) under the LICENSED TECHNOLOGY to develop, make, have made, use, import, offer for sale and sell the PRODUCT in the TERRITORY.

            (B) Subject to the terms and conditions of this AGREEMENT, SHEARWATER shall grant to EYETECH, until the last-to-expire VALID PATENT CLAIM of ENZON PATENTS, a sole license (with the right to grant sublicenses as set forth in Section 3.2 below) under those rights SHEARWATER has to the ENZON PATENTS, solely to develop, make, have made, use, import, offer for sale and sell in the TERRITORY that version of the PRODUCT that [**]. Such license shall be subject to the retained rights of ENZON and the ENZON AFFILIATES to practice all the

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                  inventions described and claimed in the ENZON PATENTS for the conduct of research and development (such purposes not including in connection with human clinical trials) of pharmaceutical products that it is developing either itself, with its AFFILIATE, or in conjunction with a THIRD PARTY.

            (C) Subject to the terms and conditions of this AGREEMENT, SHEARWATER shall grant to EYETECH, for the sole purpose of, and with respect to and only with respect to, the manufacture, use, sale, offer for sale, and importation in the TERRITORY of that version of the PRODUCT that [**], a non-exclusive license under those rights SHEARWATER has:

                  (I) to patents or patent applications (other than the ENZON PATENTS) owned or CONTROLLED by ENZON or the ENZON AFFILIATES; and

                  (II) all patent claims owned or CONTROLLED by ENZON or the ENZON AFFILIATES that (x) are not within the ENZON PATENTS or the PATENTS in subclause (i) above; (y) [**]; and (z) claim the composition, manufacture, or use of that version of [**].

                  The license granted under this Section 3.1(c) excludes [**]. The license granted under this Section 3.1(c) shall remain in effect on a country-by-country basis until the longer of (1) the [**] anniversary of the FIRST COMMERCIAL SALE of the PRODUCT in a particular country, or (2) the expiration of the last-to-expire VALID PATENT CLAIM of the ENZON PATENTS claiming the composition, manufacture, or use of such PRODUCT in such country.

      3.2. Sublicenses. EYETECH shall have the right to grant sublicenses under the licenses in Section 3.1 above to any THIRD PARTY or AFFILIATE, provided that, under each sublicense, each SUBLICENSEE shall be subject to terms and conditions that are consistent with the terms and conditions of this AGREEMENT as applicable; provided, however, that [**] this AGREEMENT.

      3.3.  ENZON Patent Rights.

            3.3.1. EYETECH agrees and acknowledges that the availability of the licenses to be granted under Sections 3.1(b) and 3.1(c) are subject to the following condition precedent: EYETECH must [**] with the [**]PRODUCT: [**] in the PRODUCT[**] and the [**] to be [**] to be used to [**] of the [**], to the extent known[**], to the extent known[**] PRODUCT with [**]; so that [**] the PRODUCT and that such license [**]. In the event that [**] product [**] as the PRODUCT and that the [**], the licenses under Sections 3.1(b) and 3.1(c) shall be [**]. If, at anytime during the term of this AGREEMENT, EYETECH wishes to make, use, import, export, offer for sale and sell in the TERRITORY [**] EYETECH shall [**] of the PRODUCT, [**] of PRODUCT based on those terms provided in this AGREEMENT.

            3.3.2. EYETECH agrees and acknowledges that any such licenses to be granted under Sections 3.1(b) and 3.1(c) are subject to the following limitations and conditions:

                  (A)   Such licenses shall [**];

                  (B)   Such licenses shall [**];

                  (C)   Such licenses shall [**] the PRODUCT


                  (D)   [**]Such licenses shall [**] a product with the [**]



                  (E)   Such licenses shall [**] the PRODUCT [**];



                  (F)   Such licenses shall [**] the PRODUCT [**];



                  (G)   EYETECH shall [**] for such PRODUCT, [**];



                  (H)   [**]EYETECH shall [**];



                  (I) Subject to any prior termination, such licenses shall [**]; and



                  (J)   Such licenses shall [**].


            3.4. SHEARWATER Covenant. SHEARWATER covenants that, during the term of this AGREEMENT, and subject to the terms of this AGREEMENT, it will not grant any THIRD PARTY a license under the LICENSED TECHNOLOGY or its rights under the ENZON PATENTS to, and shall not itself, make, have made, use, sell or have sold the PRODUCT in the TERRITORY. Furthermore, SHEARWATER covenants that, during the term of this AGREEMENT, it will not enter into any agreement with a THIRD PARTY in which it licenses the LICENSED TECHNOLOGY to such THIRD PARTY for use in making, using, selling or importing products which [**]. Notwithstanding the foregoing, the parties understand and agree that any agreement existing as of the EFFECTIVE DATE between SHEARWATER and a THIRD PARTY, under which SHEARWATER grants a license, a license option or other rights under SHEARWATER'S LICENSED TECHNOLOGY, is not subject to the foregoing indication limitation.

            3.5.  EYETECH Covenant.

                  3.5.1. EYETECH hereby covenants that it will refrain from
                         judicially challenging the validity or enforceability of any ENZON PATENTS and will contractually restrict its SUBLICENSEES from similarly challenging the validity or enforceability of the ENZON PATENTS. In the event EYETECH or its SUBLICENSEES so challenge the ENZON PATENTS: (a) EYETECH shall pay for all attorney's fees, costs of suit, and other out-of-pocket expenses incurred by ENZON and/or SHEARWATER in resisting or opposing such challenge in the event that such challenge is not successful; and (b) EYETECH'S and its SUBLICENSEES' sublicense rights to such ENZON PATENTS shall terminate.

                  3.5.2. EYETECH hereby covenants that it will refrain from
                         judicially challenging the validity or enforceability of any SHEARWATER PATENT RIGHTS and will contractually restrict its SUBLICENSEES from similarly challenging the validity or enforceability of the SHEARWATER PATENT RIGHTS. In the event EYETECH or its SUBLICENSEES so challenge the SHEARWATER PATENT RIGHTS: (a) EYETECH shall pay for all attorney's fees, costs of suit, and other out-of-pocket expenses incurred by SHEARWATER in resisting or opposing such challenge in the event that such challenge is not successful; and (b) EYETECH'S and its SUBLICENSEES' sublicense rights to such SHEARWATER PATENT RIGHTS shall terminate.

4.    Manufacture and Supply of the Reagent

      4.1. Exclusivity. SHEARWATER will manufacture and supply one hundred percent (100%) of EYETECH'S, its AFFILIATES' and SUBLICENSEES' purchase requirements of the REAGENT for the manufacturing of the PRODUCT.

            EYETECH, its AFFILIATES and SUBLICENSEES will purchase the REAGENT exclusively from SHEARWATER for the manufacture of the PRODUCT, subject to Sections 4.7 and 4.8.

      4.2. Audit. During the term of this AGREEMENT, SHEARWATER shall supply the REAGENT for use in manufacturing PRODUCT exclusively to EYETECH, its AFFILIATES and SUBLICENSEES. Upon reasonable advance notice, EYETECH shall grant to SHEARWATER reasonable access to EYETECH'S books and records during normal business hours for the purpose of verifying EYETECH'S compliance with the purchase requirement in
            Section 4.1 above.

      4.3. Minimum Purchases and Rolling Forecast. As soon as practicable after the EFFECTIVE DATE the parties shall mutually agree upon the contents of Schedule II which shall set forth the minimum purchase requirements of EYETECH for the REAGENT for the [**] calendar quarters immediately following the EFFECTIVE DATE. EYETECH shall, at least thirty (30) days prior to the commencement of the [**] each successive calendar quarter following the EFFECTIVE DATE, furnish SHEARWATER with a rolling forecast of its requirements of the REAGENT during the forthcoming [**] calendar quarters, with the required quantities for the first [**] calendar quarters to be a binding order for supply of the REAGENT and the forecast for the remaining [**]) calendar quarters to be an estimate only. Notwithstanding the foregoing, (i) SHEARWATER shall only be bound to supply up to [**] percent ([**]%) of the initial forecast for any calendar quarter. In the event that EYETECH'S forecast exceeds [**] percent ([**]%) of the initial forecast for any calendar quarter, then the parties will meet in good faith to discuss how SHEARWATER can meet the revised forecast, and (ii) in no event shall EYETECH purchase less than [**] percent ([**]%) of the initial forecast for any calendar quarter.

      4.4. Purchase Orders. EYETECH will order the REAGENT from SHEARWATER by means of a standard EYETECH purchase order and SHEARWATER shall ship or cause the REAGENT to be shipped pursuant to its standard shipping documents; provided, however, that all terms and conditions respecting any orders of REAGENT other than quantity and delivery dates shall be governed exclusively by the terms of this AGREEMENT. Such EYETECH purchase order shall specify the quantity and delivery date of the REAGENT. However, in case of inconsistency between the purchase order or the standard shipping documents and the terms and conditions of this AGREEMENT, the terms and conditions of this AGREEMENT or any modification of this AGREEMENT agreed to in writing by the parties shall govern as to matters dealt with in this AGREEMENT, any such inconsistent terms in such purchase order or shipping documents are hereby expressly rejected. EYETECH shall, at least thirty (30) days prior to the commencement of the third and each successive calendar quarter following the EFFECTIVE DATE, provide SHEARWATER with a written purchase order for such calendar quarter. Any such purchase order shall be sent to the attention of SHEARWATER'S Sales Manager.


      4.5. Fulfillment. To the extent that any orders for REAGENT do not exceed [**] percent ([**]%) of EYETECH'S forecast for a respective calendar quarter, and to the extent forecasts and purchase orders are submitted as provided hereunder, SHEARWATER shall commence fulfilling these orders no later than: (a) [**] of the date an order is placed; or (b) any other mutually agreed upon delivery date. If SHEARWATER determines that it cannot commence fulfilling an order by the later of [**] of the date an order is placed or any other agreed upon delivery date, then SHEARWATER will promptly notify EYETECH in writing within [**] hours of such determination. To the extent that such order for REAGENT does not exceed [**] percent ([**]%) of EYETECH'S forecast for a respective calendar quarter, and to the extent that such purchase order is submitted as provided hereunder, the provisions of Section 4.7 apply.

      4.6. Payment of Invoices. SHEARWATER shall send invoices to EYETECH for the REAGENT shipped to EYETECH no earlier than the date on which the REAGENT is placed aboard the carrier at the point of shipment from the place of manufacture or storage owned or controlled by SHEARWATER. All shipments of REAGENT will be delivered to EYETECH at the address first set forth above. All risk of loss or damage to REAGENT shall transfer upon delivery to such destination. All invoices will be in DOLLARS, payable to SHEARWATER, at the address provided above or such other address as SHEARWATER may from time to time advise EYETECH. Payment will be due thirty (30) days from receipt of invoice unless acceptance is delayed pursuant to Sections 6.2, 6.3 and 6.4, in which case they shall be due as provided thereunder. Amounts past due shall bear interest at the rate of one and a quarter percent (1.25%) per month, compounded daily, or the maximum rate allowed under law, whichever is less.



      4.7. Failure to Supply. Subject to Section 15.1, if SHEARWATER cannot supply at least seventy-five percent (75%) of the amount of the REAGENT consistent with and at the times specified by Sections 4.3 and 4.4 and does not cure the deficiency within ninety (90) days after EYETECH so notifies SHEARWATER in writing that a portion of the REAGENT due for delivery has not been delivered, after using all reasonable efforts, then SHEARWATER will be considered as being unable to manufacture and sell to EYETECH the REAGENT under this AGREEMENT ("FAILURE"). In the case of a FAILURE for any reason, SHEARWATER shall, subject to this Section 4.7, immediately work with EYETECH and grant to one THIRD PARTY contract manufacturer (the "CONTRACT MANUFACTURER" such CONTRACT MANUFACTURER being subject to approval by EYETECH, such approval to not be unreasonably withheld) a personal, non-assignable, non-exclusive right and license under the LICENSED TECHNOLOGY to make the amount of REAGENT, for the sole purpose of EYETECH producing the PRODUCT, in accordance with EYETECH'S order for the relevant calendar quarter as well as during the following three (3) calendar quarters or such longer period if required to fully address the FAILURE in accordance with Section
            4.8. Such FAILURE by SHEARWATER to supply EYETECH with the REAGENT will not be taken as a refusal by SHEARWATER to supply EYETECH with the REAGENT for subsequent calendar quarters unless SHEARWATER so indicates. With respect to such subsequent calendar quarters, if SHEARWATER has demonstrated that it has the ability to supply all of EYETECH'S REAGENT requirements hereunder, EYETECH will resume purchases of the REAGENT from SHEARWATER in the manner provided for by this AGREEMENT. Payments made by EYETECH to the CONTRACT MANUFACTURER for REAGENT supplied during a FAILURE shall be recognized by SHEARWATER, and SHEARWATER shall not seek payment for such supply. Notwithstanding the foregoing, all of EYETECH'S milestone and royalty obligations shall remain in effect during the period of any FAILURE. If SHEARWATER, for any reason, shall on two
            (2) separate occasions FAIL under this Section 4.7 to supply EYETECH with the REAGENT, EYETECH shall thereafter be allowed to purchase from the CONTRACT MANUFACTURER all of its future requirements of the REAGENT without regard to SHEARWATER'S willingness and ability to supply EYETECH with its requirements of the REAGENT.


      4.8. Technology Transfer. In the event that SHEARWATER grants to the CONTRACT MANUFACTURER, as contemplated in Section 4.7, a personal, non-assignable, non-exclusive right and license under the LICENSED

            TECHNOLOGY to make, have made and use the REAGENT for the sole purpose of manufacturing for EYETECH the PRODUCT, SHEARWATER shall, at its expense, transfer sufficient of its technology, including required SHEARWATER KNOW-HOW and training of personnel, to enable the CONTRACT MANUFACTURER to manufacture the REAGENT for the sole purpose of EYETECH producing the PRODUCT. Such CONTRACT MANUFACTURER shall be bound to treat all such SHEARWATER KNOW-HOW as SHEARWATER CONFIDENTIAL INFORMATION, subject to the obligations of Section 9.


      4.9. Intellectual Property. Any and all rights to any improvement, modification, application or invention discovered, conceived or reduced to practice by either party or both (or by such CONTRACT MANUFACTURER, EYETECH, its AFFILIATES or its SUBLICENSEES ) in the course of the manufacture of the PRODUCT (but not EYE001 alone) and which relate to SHEARWATER CORE TECHNOLOGY shall be solely owned by SHEARWATER ("CORE TECHNOLOGY INVENTIONS"). EYETECH, its CONTRACT MANUFACTURER, AFFILIATES and SUBLICENSEES shall each assign to SHEARWATER all of its interests in such CORE TECHNOLOGY INVENTIONS and in all intellectual property rights therein. Such CORE TECHNOLOGY INVENTIONS shall be included in the LICENSED TECHNOLOGY and subject to the license granted to EYETECH pursuant to this AGREEMENT. SHEARWATER shall be responsible, at its sole expense and discretion, and with the cooperation of EYETECH, for the filing, prosecution and maintenance of foreign and domestic patent applications and patents covering such CORE TECHNOLOGY INVENTIONS. Any and all rights to any inventions discovered, conceived or reduced to practice by either party or both in the course of the manufacture of PRODUCTS (but not EYE001 alone) which relate solely to EYE001 and that are not SHEARWATER CORE TECHNOLOGY or CORE TECHNOLOGY INVENTIONS, shall belong solely to EYETECH ("EYETECH INVENTIONS"). SHEARWATER shall assign to EYETECH all of its interests in such EYETECH INVENTIONS and in all intellectual property rights therein. EYETECH shall be responsible, at its sole expense and discretion, and with the cooperation of SHEARWATER if requested by EYETECH, for the filing, prosecution and maintenance of foreign and domestic patent applications and patents covering such EYETECH INVENTIONS. Except as otherwise provided in this Section, all inventions made solely by employees of a party during the course of the manufacture of PRODUCTS shall be the property of such party. Further, also except as otherwise provided in this Section, if employees of SHEARWATER and EYETECH jointly develop any invention during the manufacture of PRODUCT ("JOINT INVENTION"), SHEARWATER and

            EYETECH shall each own an undivided one-half (1/2) interest, without a duty of accounting to the other party, in and to such JOINT INVENTION. With respect to patent applications on a JOINT INVENTION, the parties shall determine which party shall be responsible for filing, prosecuting, maintaining and defending patent applications and patents on behalf of both parties, based on a good faith determination of the relative contributions of the parties to the invention and the relative level of interest of the parties in the invention.

5.    Specifications, GMP and Manufacturing Process

      5.1. Specifications. The quality of the REAGENT is defined in the SPECIFICATIONS as per Schedule I attached hereto.

      5.2. Warranty. SHEARWATER warrants that the REAGENT will be manufactured in compliance with the current GMP requirements of the FDA and the ICH. SHEARWATER warrants that the REAGENT will, upon delivery to the carrier, be in conformity with said SPECIFICATIONS. Except as provided in Sections 2.1 and 2.2, SHEARWATER provides no other warranties, express or implied, regarding the REAGENT and disclaims all other express and implied warranties, including the implied warranties of merchantability and fitness for a particular purpose. SHEARWATER'S liability for breach of the foregoing warranty shall be limited to the actions and procedures required in Sections 4.7 and
            4.8 above and Section 6 below.

      5.3. Modifications. Any modifications of the SPECIFICATIONS will require reasonable prior written approval of EYETECH and SHEARWATER. Each party may propose a change to the SPECIFICATIONS to the other party for evaluation considering the relative costs, benefits and technical ability to make such change. EYETECH shall bear any and all costs of developing and implementing revised SPECIFICATIONS.

6.    Quality and Complaints

      6.1. Analysis. Promptly after arrival of a shipment of the REAGENT at EYETECH, EYETECH shall analyze the REAGENT using methods approved by both parties according to the analytical procedures in Schedule I.

      6.2. Complaints. Any complaints by EYETECH that a shipment of the REAGENT does not comply with the requirements of Section 5.1 or Section 5.2 shall be delivered to SHEARWATER in writing at the latest within [**] days after arrival of the shipment of the REAGENT and shall include full details of such complaint including supporting data for purposes of consideration and verification by SHEARWATER. If no such written complaint is received by SHEARWATER within the above [**] day period, EYETECH will be deemed to have accepted the applicable shipment of REAGENT, which shall conclusively be presumed to be without defect and to meet all SPECIFICATIONS and warranties hereunder.

      6.3.  Complaints Procedure. If SHEARWATER receives a complaint under
            Section 6.2 the following procedures shall apply:

            6.3.1. Within [**] days from the date on which such details of
                  EYETECH'S complaint are received by SHEARWATER, or if such quantity is not then available, as soon as SHEARWATER has the necessary quantities available, provided it is not later than [**] days after SHEARWATER'S receipt of the details of EYETECH'S complaint, SHEARWATER shall supply EYETECH the replacement quantity of the REAGENT that was allegedly missing or defective from the original shipment.

            6.3.2. If the alleged defect concerns the quality of the REAGENT delivered and SHEARWATER accepts the details submitted by EYETECH as to the non-compliance of the REAGENT, the replacement material described in Section 6.3.1 will be provided to EYETECH at no additional cost.

            6.3.3. If the alleged defect concerns the quality of the REAGENT delivered and SHEARWATER, acting reasonably and in good faith, does not accept the details submitted by EYETECH, then within [**] days from the date on which the details of EYETECH'S complaint are received by

                  SHEARWATER, SHEARWATER and EYETECH will agree upon and appoint an independent scientific and technical expert to review EYETECH'S details supporting its complaint of non-compliance. EYETECH shall not unreasonably withhold acceptance of the independent scientific and technical expert. The findings of the expert shall be final and conclusively binding on the parties as to whether the REAGENT complies with the requirements of Sections 5.1 and 5.2 as to defects in quality. If the analysis of the expert does not confirm EYETECH'S complaint, EYETECH shall be obligated to pay for any replacement quantities shipped by SHEARWATER. If the expert holds that the REAGENT does not meet requirements of Sections
                  5.1 and 5.2, all the fees of the expert and the laboratory shall be paid by SHEARWATER and EYETECH shall have no obligation to pay for the quantities of defective REAGENT, but shall be responsible for payment of replacement quantities which are in conformance with Sections 5.1 and 5.2 within [**] days after EYETECH'S receipt of such replacement shipment. On the other hand, if the expert does not confirm EYETECH'S complaint, all of the fees of the laboratory and the expert will be paid by EYETECH, EYETECH shall be obligated to pay for any replacement quantities shipped by SHEARWATER in addition to the original quantities shipped, and EYETECH shall be considered to have finally and completely accepted such allegedly defective shipment of the REAGENT.

      6.4. Compliance. SHEARWATER warrants that it will perform regular self-inspections in order to assure compliance with GMP requirements and submit to inspections by EYETECH and/or regulatory authorities such as the FDA. Upon thirty (30) days prior written notice, EYETECH shall have the right once in each twelve (12) month period and at reasonable hours to audit the quality systems of SHEARWATER. Such audits shall be performed to verify, among other things: (1) the quality of the facilities providing the REAGENT; (2) the general controls and security practices and procedures at any facility or part of a facility used by SHEARWATER to provide the REAGENT; and
            (3) SHEARWATER'S compliance with all applicable laws. In addition, EYETECH will have the option to designate an independent THIRD PARTY, subject to confidentiality obligations to

            SHEARWATER, to verify that all proprietary manufacturing operations and associated technologies relating to the manufacture of the REAGENT are in compliance with GMP and all other equivalent governmental requirements in the TERRITORY. If SHEARWATER becomes aware that any shipment of the REAGENT to EYETECH does not meet all of the requirements of Section 5.1 and Section 5.2, SHEARWATER will promptly notify EYETECH.

7.    Remuneration

      7.1. Milestone Payments. The parties hereto agree that in partial consideration for the rights acquired by EYETECH under this AGREEMENT, EYETECH will pay to SHEARWATER milestone payments in accordance with and at the times set out in Schedule II herein. Such payments shall be in addition to any royalty or other payments due under this AGREEMENT. The payment of the milestone due upon the grant of MARKETING AUTHORIZATION shall be [**] [**] DOLLARS ($[**]) [**] due SHEARWATER under Section 7.2.1 [**] DOLLARS ($[**]) amount equal to [**] the amount due to SHEARWATER[**] a royalty on NET SALES of PRODUCT under Section 7.2.1, [**] DOLLARS ($[**])
            [**].

      7.2. Royalties. In partial consideration for the licenses granted to EYETECH herein, during the ROYALTY TERM, EYETECH shall pay the following royalties:

            7.2.1. SHEARWATER. EYETECH shall pay a royalty to SHEARWATER in an amount equal to [**] percent ([**]%) of the portion of annual NET SALES of all PRODUCT sold in each country in the TERRITORY in which the manufacture, use or sale of such PRODUCT is covered by a VALID PATENT CLAIM that is less than [**] DOLLARS ($[**]), and in an amount equal to [**] percent ([**]%) of the portion of annual NET SALES of all PRODUCT sold in each country in the TERRITORY in which the manufacture, use or sale of such PRODUCT is covered by a VALID PATENT CLAIM that is equal to or greater than [**] DOLLARS ($[**]). EYETECH shall pay a royalty to SHEARWATER in an amount equal to [**] percent ([**]%) of the portion of annual NET SALES of all PRODUCT sold in each country in the TERRITORY in which the manufacture, use or sale of such PRODUCT is not covered by a VALID PATENT CLAIM, but uses SHEARWATER KNOW-HOW that is less than [**] dollars ($[**]).

                  EYETECH shall pay a royalty to SHEARWATER in an amount equal to [**] percent ([**]%) of the portion of annual NET SALES of all PRODUCT sold in each country in the TERRITORY in which the manufacture, use or sale of such PRODUCT is not covered by a VALID PATENT CLAIM, but uses SHEARWATER KNOW-HOW that is equal to or more than [**] dollars ($[**]).

      7.3. Accrual of Royalties. No royalties shall be payable on a PRODUCT distributed to THIRD PARTIES solely for marketing and advertising purposes or as a sample for testing or evaluation purposes. No royalties shall be payable on sales among EYETECH, its AFFILIATES and its SUBLICENSEES, but royalties shall be payable on subsequent sales by EYETECH, its AFFILIATES or its SUBLICENSEES to a THIRD PARTY. No multiple royalty shall be payable on a PRODUCT because the manufacture, use or sale of such PRODUCT is covered by more than one SHEARWATER PATENT RIGHT or ENZON PATENT or is subject to both SHEARWATER KNOW-HOW and a VALID PATENT CLAIM.

      7.4. Third Party Royalties. If EYETECH, its AFFILIATES or its SUBLICENSEES are required to pay royalties to any THIRD PARTY because the manufacture, use or sale of the PRODUCT infringes any patent rights of such THIRD PARTY in any country of the TERRITORY (but only with respect to the use or the manufacture of the REAGENT or use of the REAGENT or LICENSED TECHNOLOGY in the manufacture of the PRODUCT), EYETECH, its AFFILIATES or its SUBLICENSEES may deduct from royalties thereafter due with respect to the NET INVOICED SALES of such PRODUCT in such country, an amount equal to up to [**] percent ([**]%) of the royalties or such other fees paid to such THIRD PARTY, subject to the limitation in the immediately following sentence. In no event shall the royalties due on the NET INVOICED SALES of the PRODUCT on account of any reduction pursuant to this
            Section 7.4 be reduced by means of such deductions by more than [**] percent ([**]%) of the royalties which otherwise would have been due SHEARWATER hereunder on the NET INVOICED SALES of the PRODUCT.

      7.5.  Manufacturing and Supply of the REAGENT.

            7.5.1. In addition, EYETECH shall pay to SHEARWATER for the supply of the REAGENT complying with the SPECIFICATIONS and GMP the prices in DOLLARS per unit of REAGENT set forth in Schedule II.

            7.5.2. The DOLLARS per unit prices provided for in Section 7.5.1 shall remain in full force and effect for a period ending [**] years after the EFFECTIVE DATE of the AGREEMENT. Thereafter, the price at which EYETECH purchases the REAGENT from SHEARWATER may be increased by SHEARWATER in each succeeding [**] period in accordance with [**].

            7.5.3. If based on EYETECH'S projected forecast of the REAGENT,
                  SHEARWATER determines that improvement to or expansion of its manufacturing capabilities are required, then SHEARWATER shall provide written notification thereof within [**] days of receipt of any EYETECH forecast. EYETECH and SHEARWATER shall agree on the scope of the work required and shall prepare an estimated budget for the SHEARWATER MANUFACTURING COSTS attributed to such work before any work is performed, for which EYETECH must pay SHEARWATER hereunder. EYETECH agrees to pay all SHEARWATER'S MANUFACTURING COSTS of [**] SHEARWATER [**] including, but not limited to, [**] including, but not limited to, [**] for any particular use. In the event that any governmental or regulatory agency requests information regarding the REAGENT or requires that any further work or testing be performed on the current GMP manufacturing process of the REAGENT, such information shall be obtained, or such work shall be done, at the expense of EYETECH, as provided herein.

8.    Royalty Reports and Accounting

      8.1. Reports, Exchange Rates. EYETECH shall notify SHEARWATER in writing promptly upon the FIRST COMMERCIAL SALE of a PRODUCT by EYETECH, its AFFILIATES or its SUBLICENSEES. During the portion of the term of this AGREEMENT following the FIRST COMMERCIAL SALE of a PRODUCT, EYETECH shall furnish to SHEARWATER a quarterly written report showing in reasonably specific detail, on a country by country basis: (a) the gross sales of each PRODUCT sold by EYETECH, its AFFILIATES and its SUBLICENSEES during the reporting period and the amounts deducted therefrom to determine NET INVOICED SALES from such gross sales; (b) the royalties payable in DOLLARS, if any, which shall have accrued hereunder based upon the NET INVOICED SALES of each PRODUCT; (c) the withholding taxes, if any, required by LAW to be deducted in respect of such sales; (d) the date of the FIRST COMMERCIAL SALE of each PRODUCT in each country during the reporting period; and (e) the exchange rates used in determining the amount of DOLLARS. With respect to sales of PRODUCTS invoiced in DOLLARS, the gross sales, NET INVOICED SALES, and royalties payable shall be expressed in DOLLARS. With respect to sales of PRODUCTS invoiced in a currency other than DOLLARS, the gross sales, NET INVOICED SALES and royalties payable shall be expressed in the domestic currency of the party making the sale together with the DOLLAR equivalent of the royalty payable. The DOLLAR equivalent shall be calculated using the average exchange rate (local currency per DOLLAR) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading", on the last business day of each month during the applicable calendar quarter. Reports shall be due on the thirtieth
            (30th) day following the close of each quarter. EYETECH, its AFFILIATES and its SUBLICENSEES shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and NET INVOICED SALES of each PRODUCT and to enable the royalties payable hereunder to be determined.

      8.2.  Audits.


            8.2.1. Upon at least ten (10) business days of the written request of SHEARWATER, and not more than once in each calendar year, EYETECH shall permit an independent certified public accounting firm of nationally recognized standing, selected by SHEARWATER and reasonably acceptable to EYETECH, at SHEARWATER'S expense, to have access during normal business hours to such of the records of EYETECH as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to each party whether the NET INVOICED SALES or NET SALES are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to SHEARWATER.

            8.2.2. If such accounting firm concludes that additional royalties were owed during such period, EYETECH shall pay the additional royalties within thirty (30) days of the date SHEARWATER delivers to EYETECH such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by SHEARWATER; provided however, that if the audit discloses that the royalties payable by EYETECH for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then EYETECH shall pay the reasonable fees and expenses charged by such accounting firm.

            8.2.3. EYETECH shall include in each sublicense granted by it pursuant to this AGREEMENT a provision requiring the SUBLICENSEE to make reports to EYETECH, to keep and maintain records of sales made and deductions taken pursuant to such sublicense, and to grant access to such records by SHEARWATER'S independent accountant to the same extent required of EYETECH under this AGREEMENT. Upon the expiration of [**] months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon SHEARWATER and EYETECH, its AFFILIATES and SUBLICENSEES.

      8.3. Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 8.2 above shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

      8.4. Payment Method. Except as provided for in this Section 8.4, all royalty payments by EYETECH under this AGREEMENT shall be paid in DOLLARS, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as SHEARWATER shall designate before such payment is due. Upon the election of SHEARWATER made in writing not less than thirty (30) days prior to any payment date, EYETECH shall pay all royalties owing to SHEARWATER hereunder in the currency in which such royalties accrued, without conversion into DOLLARS.

      8.5. Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the TERRITORY where the PRODUCT is sold, payment shall be made through such lawful means or methods as SHEARWATER reasonably shall determine.

9.    Confidentiality


      9.1. Confidential Information. During the term of this AGREEMENT, and for a period of ten (10) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "CONFIDENTIAL INFORMATION"), and shall not use, disclose or grant the use of the CONFIDENTIAL INFORMATION except as permitted under this AGREEMENT or necessary to perform its obligations hereunder, except on a need-to-know basis to those directors, officers, AFFILIATES, employees, permitted SUBLICENSEES, permitted assignees and agents, the CONTRACT MANUFACTURER, INDEPENDENT COUNSEL, consultants, lawyers, bankers, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this AGREEMENT. Each party shall advise the foregoing who have access to the CONFIDENTIAL INFORMATION of the other party of its confidential and proprietary nature, and shall impose on the foregoing the duties of non-use and non-disclosure as stated in the
            Section 9.1. SHEARWATER KNOW-HOW is hereby deemed to be SHEARWATER CONFIDENTIAL INFORMATION. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's CONFIDENTIAL INFORMATION.


      9.2.  Permitted Disclosures.

            9.2.1. The non-disclosure obligations contained in Section 9.1 shall not apply to the extent that any receiving party (the "RECIPIENT") is required (a) to disclose information by LAW, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange; (b) to disclose information to a patent office for the purposes of filing a patent on RECIPIENT'S method or invention; (c) to disclose information to any governmental agency for purposes of obtaining approval to test or market a PRODUCT, provided in either case that the RECIPIENT shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

            9.2.2. The non-disclosure and non-use obligations contained in
                  Section 9.1 shall not apply to the extent that the RECIPIENT can demonstrate that (a) the disclosed information was public knowledge at the time of such disclosure to the RECIPIENT, or thereafter became public knowledge, other than as a result of action or omission of the RECIPIENT in violation hereof; (b) the disclosed information was rightfully known by the RECIPIENT without the obligation of confidentiality (as shown by its written records) prior to the date of disclosure to the RECIPIENT by the other party hereunder; (c) the disclosed information was disclosed to the RECIPIENT on an unrestricted basis from a source unrelated to any party to this AGREEMENT and not under a duty of confidentiality to the other party; or
                  (d) the disclosed information was independently developed by the RECIPIENT (as shown by its written records) without use of CONFIDENTIAL INFORMATION disclosed by the other party.

      9.3. Return of Confidential Information. Within ten (10) days following a request from either party or upon the expiration or termination of this AGREEMENT by either party, for any reason, each party shall deliver to the other party or, at the other party's election, destroy any and all CONFIDENTIAL INFORMATION, together with any and all copies thereof, provided that each party may keep one copy of such CONFIDENTIAL INFORMATION for purposes of complying with its contractual obligations under this AGREEMENT.

      9.4. Terms of this Agreement. Except as otherwise provided in Section 9.2 above and subject to either party's reporting obligations under applicable state and federal LAWS, (a) SHEARWATER and EYETECH shall not disclose any terms or conditions of this AGREEMENT to any THIRD PARTY without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and (b) SHEARWATER and EYETECH shall not use the other party's name in publicity materials without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, SHEARWATER and EYETECH shall prepare and issue a joint press release reasonably acceptable to both parties announcing the relationship created under this AGREEMENT.


      9.5. Publication. After an AFFIRMATIVE DETERMINATION by the INDEPENDENT COUNSEL pursuant to Section 3.3.1. it may be to the mutual interest of the parties to publish articles relating to data generated or analyzed as a part of this AGREEMENT. Neither party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other CONFIDENTIAL INFORMATION of the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the PRODUCT to the extent that either party may be required by LAW to make disclosures of such information.


      9.6. Data. Any data which arises from testing of the PRODUCT by EYETECH, its AFFILIATES or its SUBLICENSEES which is reasonably necessary for SHEARWATER to monitor the quality and/or performance of the REAGENT, including, without limitation, the results of animal studies, toxicological testing and human clinical trials, shall be deemed CONFIDENTIAL INFORMATION and shall be shared with SHEARWATER, within a reasonable time of EYETECH receiving or deriving such data.

10.   Indemnification

      10.1. Indemnity.

            10.1.1. By SHEARWATER. SHEARWATER shall defend, indemnify and hold
                  EYETECH, EYETECH'S AFFILIATES, and EYETECH'S directors, officers, employees and agents harmless from and against all claims, actions, losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) resulting from all claims, demands, actions and other proceedings by any THIRD PARTY to the extent arising from (a) the breach of any representation, warranty or covenant of SHEARWATER under this AGREEMENT or (b) the negligence, recklessness or willful misconduct of SHEARWATER in the performance of its obligations and its permitted activities under this AGREEMENT.

            10.1.2. By EYETECH. EYETECH shall defend, indemnify and hold
                  SHEARWATER, SHEARWATER'S AFFILIATES, and SHEARWATER'S officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) resulting from all claims, demands, actions and other proceedings by any THIRD PARTY to the extent arising from (a) the breach of any representation, warranty or covenant of EYETECH under this AGREEMENT, (b) the research, development, manufacturing, commercialization or marketing of the PRODUCT (without regard to culpable conduct), or (c) the negligence, recklessness or willful misconduct of EYETECH or its AFFILIATES or SUBLICENSEES in the performance of its or their obligations and its or their permitted activities under this AGREEMENT.

      10.2. Indemnification Procedures. A party seeking indemnification under this Section 10 (the "INDEMNIFIED PARTY") shall give prompt notice of the claim to the other party (the "INDEMNIFYING PARTY") and, provided that the INDEMNIFYING PARTY is not contesting the indemnity obligation, shall permit the INDEMNIFYING PARTY to control any litigation relating to such claim and disposition of any such claim, provided that the INDEMNIFYING PARTY shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this Section 10, and the INDEMNIFYING PARTY shall not settle or otherwise resolve any claim without prior notice to the INDEMNIFIED PARTY and the consent of the INDEMNIFIED PARTY, if such settlement involves any remedy other than the payment of money by the INDEMNIFYING PARTY. The INDEMNIFIED PARTY shall cooperate with the INDEMNIFYING PARTY in its defense of any claim for which indemnification is sought under this Section 10.

         10.3. Insurance. EYETECH, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, against claims regarding the research, development, manufacture, commercialization or marketing of the PRODUCT under this AGREEMENT in the minimum amount of one million DOLLARS ($1,000,000) per occurrence, and five million DOLLARS ($5,000,000) in the aggregate, with SHEARWATER named as an additional insured, such policies shall include a provision that coverage will not be terminated unless SHEARWATER has been given at least thirty (30) days written notice. EYETECH shall maintain such insurance for so long as it continues to research, develop, manufacture, commercialize, or market the PRODUCT, and shall from time to time provide copies of certificates of such insurance to SHEARWATER upon its request.


11.      Term and Termination

         11.1. Expiration. This AGREEMENT comes into effect on the EFFECTIVE DATE and will remain in force until the last to expire of any VALID PATENT CLAIM included in the SHEARWATER PATENT RIGHTS or ENZON PATENTS (such date, the "INITIAL TERM DATE").


         11.2. Renewal of Term. At least one hundred twenty (120) days before the expiration of the INITIAL TERM DATE under Section 11.1, the parties shall discuss in good faith whether and on what terms to extend the term of this AGREEMENT.


         11.3. Termination by EYETECH. EYETECH shall have the right to terminate this AGREEMENT in the following circumstances:

                  11.3.1. If the MARKETING AUTHORIZATION for the PRODUCT is withdrawn or suspended by the regulatory authorities (the FDA and the EMEA) in both the major markets (both the United States and Europe) of the TERRITORY;

                  11.3.2. If scientific or medical findings, which clearly indicate serious hazards associated with the PRODUCT, prohibit further marketing of the PRODUCT;

                  11.3.3. If significant changes in competitiveness seriously inhibit the effective marketing of the PRODUCT; or

                  11.3.4. In the event EYETECH is unable to market the PRODUCT in the TERRITORY due to valid patent infringement claims of THIRD PARTIES.


         11.4. Termination for Cause. Each party shall have the right to terminate this AGREEMENT for failure to comply with the material terms of this AGREEMENT by the other party, provided such failure to comply is not corrected by the failing party within twenty (20) days of written notice of any failure to make timely payment of royalties or any other amount, when due hereunder, or within ninety (90) days of receipt of written notice of any other failure from the non-failing party. The right of either party to terminate this AGREEMENT as provided herein above shall not be affected in any way by such party's waiver of or failure to take actions with respect to any previous default.


         11.5. Bankruptcy. In case of the filing of a voluntary petition for bankruptcy, the failure to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof, suspension of payment, assignment for the benefit of creditors, voluntary liquidation or otherwise of one party then the other party shall be entitled to terminate this AGREEMENT by giving thirty (30) days written notice.

         11.6.    Effect of Termination.

                  11.6.1. The provisions of Sections 2, 3.5, 4.9, 5.2, 9 and 10 shall survive termination of this AGREEMENT for any reason whatsoever.

                  11.6.2. In the event of termination of this AGREEMENT by EYETECH pursuant to Section 11.2, EYETECH shall continue to be obligated to purchase REAGENT pursuant to any issued purchase orders. If EYETECH terminates this AGREEMENT prior to the end of the first [**] quarters after the EFFECTIVE DATE, it shall be obligated to purchase the minimum quantities specified for such first [**] quarters pursuant to
                           Section 4.3.

                  11.6.3.  If EYETECH terminates this AGREEMENT pursuant to
                           Section 11.4, the following shall occur so long as EYETECH continues to develop, make, have made, use, import, offer for sale or sell the PRODUCT: (a) the licenses granted pursuant to Section 3.1 shall survive such termination, subject to the terms and conditions of the CROSS-LICENSE AGREEMENT; and (b) EYETECH shall continue to pay SHEARWATER royalties and milestones payments and make reporting obligations pursuant to Sections 7 and 8. During the period in which EYETECH is obligated to pay SHEARWATER royalties for use of the REAGENT, the SHEARWATER covenant of Section 3.4 shall survive. In addition, EYETECH shall pay SHEARWATER other payments which have accrued hereunder prior to such termination.

                  11.6.4. In the event this AGREEMENT is terminated by either party for any other reason, all licenses granted to EYETECH in Section 3.1 shall immediately terminate. Termination of this AGREEMENT by either party shall not terminate EYETECH'S obligation to pay all milestone payments, royalties, and other payments which shall have accrued hereunder prior to such termination.

12.      Assignment

         12.1. Unless otherwise expressly permitted hereunder, except as part of the sale of the entire business to which this AGREEMENT relates, a merger, consolidation, reorganization or other combination with or into another PERSON, or the transfer or assignment to an AFFILIATE, pursuant to which the surviving entity or assignee assumes the assigning or merging parties obligations hereunder, neither party may assign any of its rights or delegate any of its duties under this AGREEMENT unless the other party has given specific written approval thereto, with such approval not to be unreasonably withheld. Any purported assignment not in accordance with this Section
                  12.1 shall be void and of no effect.

         12.2. This AGREEMENT shall not only be binding upon each party signatory hereto but also to its successors by consolidation, combination, acquisition or merger, and assignees.

13.      Notices

         13.1. Any notice or document required or permitted hereunder shall be deemed to have been served properly if personally delivered, delivered by facsimile transmission, or mailed by registered or certified United States mail, postage prepaid and properly addressed, to the respective party to whom such notice relates at the applicable address set forth in the caption of this AGREEMENT or at such alternate address as shall be specified by notice given in the manner herein provided. Facsimile transmission shall be deemed received on the first business day following a confirmed transmission, and a mailed notice or document shall be deemed received on the fourth (4th) business day following the date of posting.

14.      Re-negotiation

         14.1. In the event the CROSS-LICENSE AGREEMENT terminates or expires while this AGREEMENT is still in effect, the parties agree to meet to discuss in good faith any resulting changes to be made in the terms of this AGREEMENT, including but not limited to, financial terms.

15.      Miscellaneous

         15.1. Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party; provided, however, that the foregoing shall not be applied to excuse or delay any royalty or other payment obligation of either party under this AGREEMENT. When such circumstances arise, the parties shall discuss what, if any modification of the terms of this AGREEMENT may be required to arrive at an equitable solution.

         15.2. Severability. All the terms and provisions of this AGREEMENT are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this AGREEMENT, and the enforceability, legality and validity of the remainder of this AGREEMENT will not be affected, provided that, in any case where as a result of the operation of this Section 15.2 the rights or obligations of a party are materially altered to the detriment of that party, that party may terminate this AGREEMENT within thirty
                  (30) days from the date of the relevant decision of the relevant court, regulatory authority or other competent authority.

         15.3. Variation. This AGREEMENT may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

         15.4. Forbearance and Waiver. No waiver by a party in respect of any breach will operate as a waiver in respect of any subsequent breach. No failure or delay by a party in exercising any right or remedy will operate as a waiver thereof, nor will any single or partial exercise or waiver of any right or remedy prejudice its further exercise or the exercise of any other right or remedy.

         15.5. Counterparts. This AGREEMENT may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement.

         15.6. No Partnership. The relationship of the parties is that of independent contractors and this AGREEMENT will not operate so as to create a partnership or joint venture of any kind between the parties.

         15.7. Construction. The parties have participated jointly in the negotiation and drafting of this AGREEMENT. In the event that an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this AGREEMENT.

         15.8. Entire Agreement. This AGREEMENT constitutes the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this AGREEMENT which are not fully expressed in this AGREEMENT. This AGREEMENT shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

         15.9. Governing Law. This AGREEMENT shall be governed by and construed in accordance with the LAWS of the State of California, U.S.A., without regard to its choice of law rules.



IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT by signing below:

SIGNED:

For and on behalf of:                    For and on behalf of:
Shearwater Corporation                   Eyetech Pharmaceuticals, Inc.
Signature /s/ Stephen A. Charles         Signature /s/ Harsha Murthy
          ----------------------------             ----------------------------
Name:  Stephen A. Charles, Ph.D.         Name:  Harsha Murthy
Title:  Vice President, Corporate        Title: Vice President, Business
        Development                             Strategy & General Counsel

                                   SCHEDULE I

                               THE SPECIFICATIONS

                                    [**][**]

PROCEDURE NUMBER      TEST                             SPECIFICATION
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]

[**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]

                      [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]
[**]                  [**]                             [**]

ALL FORMS PRESENTING THE ABOVE RESULTS MUST BE ATTACHED

                                      [**]

                                   SCHEDULE II

                        REMUNERATION AND INITIAL FORECAST

Pursuant to Section 7.1 the following milestone payments will be payable by EYETECH to SHEARWATER:


MILESTONE                                         MILESTONE PAYMENT (US DOLLARS)
Within ten (10) days from the INDEPENDENT
  COUNSEL'S AFFIRMATIVE DETERMINATION                                $1,500,000
Within [**] of [**]                                                  $[**]
Within [**] of [**]                                                  $[**]


The above payments shall be made only upon the first time achieved for the PRODUCT.

Pursuant to Section 4.3, EYETECH shall purchase the following amounts of REAGENT from SHEARWATER:

CALENDAR QUARTER FOLLOWING THE EFFECTIVE DATE   AMOUNT OF REAGENT REQUIRED (KG)
1
2
3
4
5
6
7
8

Pursuant to Section 7.5.1, EYETECH will pay to SHEARWATER the following prices for the REAGENT manufactured according to cGMP and the SPECIFICATIONS.

TOTAL AMOUNT OF REAGENT PURCHASED OVER 12               PRICE PER GRAM (DOLLARS)
MONTH PERIOD (KG)
Less than [**] kg                                                          $[**]

Equal to or greater than [**] kg and less than [**] kg                     $[**]

Equal to or greater than [**] kg and less than [**] kg                     $[**]

Equal to or greater than [**] kg                                           $[**]

                                  SCHEDULE III

                            SHEARWATER PATENT RIGHTS

SC REFERENCE         PATENT NUMBER       PRIORITY DATE       STATUS
[**]                 [**]                [**]                [**]
[**]                 [**]                [**]                [**]
[**]                 [**]                [**]                [**]

                                   SCHEDULE IV

                                  ENZON PATENTS

[**]